Exhibit 99.1

JFB Construction Holdings Awarded $18 Million Contract as General Contractor for Co-Developed New Courtyard by Marriott in Olive Branch, MS

Construction in Olive Branch, Miss. expected to commence by June 2025

Lantana, Fla. – May 7, 2025 – JFB Construction Holdings (Nasdaq: JFB), a construction company focused on commercial, retail, and residential property development (“JFB” or the “Company”), today announced that it has signed a construction contract to develop a project for Marriott Hotels valued at $18 million.

The project is the new construction of a Courtyard by Marriott with 117 rooms in Olive Branch, Mississippi. The contract is valued at $18 million. JFB Construction will act as a Co-Developer in the project, with construction scheduled to begin by early June 2025.

“This is a major milestone for JFB Construction, as we are also a general partner in this hotel project, aligning with the goals we have set for the future of the company,” said CEO Joseph F. Basile, III. “We were active in the land acquisition process, and we have an ownership position in this location. Courtyard by Marriott is a nationally recognized brand of hotels, and we believe that the successful completion of this project will lead to additional projects as well, as we ramp up our efforts to become increasingly active in the hospitality development sector.”

About JFB Construction Holdings

JFB Construction Holdings (“JFB”) offers generations of combined experience in residential and commercial construction and development. Having the experience of building Multifamily communities, Shopping Centers, National Franchises, exclusive estate & equestrian homes, and over 2 million square feet of commercial and retail. JFB provides hands-on, professional expertise, which has led to the quality and production we are known for.

JFB’s reputation has been built on its clients' trust and the value it brings to each project. JFB is proud that most of its projects are obtained through referrals and repeat customers, and that to-date it has provided general contracting and construction management services in 36 U.S. States.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. The reader is cautioned not to rely on these forward-looking statements. Actual results could vary materially from the expectations and projections of JFB Construction. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including statements regarding the use of proceeds from the sale of our shares in the Offering; and the uncertainty regarding future commercial success. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including those described in JFB Construction’s prospectus filed with the SEC. We do not undertake to update any forward-looking statement as a result of new information or future events or developments, except as required by U.S. federal securities laws.

JFB Construction Holdings Contact:

Joseph F. Basile, III

561-582-9840.

joe@jfbconstruction.net

Investor Relations Contact:

CORE IR

Mike Mason

516 222 2560

investors@jfbconstruction.net